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November 30, 1999

Reserve Tax-Exempt Trust
1250 Broadway
New York, NY 10001

Ladies and Gentlemen:

I have acted as counsel to Reserve Tax-Exempt Trust ("Trust"), a Massachusetts business trust, in connection with the preparation and filing of its Registration Statement on Form N-1A (the "Registration Statements") covering shares of beneficial interest, no par value per share, of the Trust, on behalf of the Virginia Tax-Exempt Fund.

I have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statement, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, I am of the opinion that the shares of beneficial interest, no par value per share, of the Trust to be issued in accordance with the terms of the offering, as set forth in the Registration Statement, when so issued and paid for will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by the Trust.

Very truly yours,


\s\ MaryKathleen F. Gaza
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MaryKathleen F. Gaza
General Counsel
The Reserve Funds